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                                                                  Exbibit (a)(4)

                             AMENDMENT NO. 1 TO THE

                              DECLARATION OF TRUST

                                       OF

                                CCM PARTNER FUNDS

                The undersigned, being the sole Trustee of CCM Partner Funds, a Delaware business trust (the "Trust"), does hereby amend the Declaration of Trust of the Trust as follows:

ARTICLE 1, SECTION 1.1

         Article 1, Section 1.1 is deleted and the following is inserted in lieu thereof:

                Section 1.1. NAME. The name of the trust formed hereby (the "Trust") is "CCM Advisors Funds," and, insofar as may be practicable, the Trust shall conduct its activities, execute all documents and sue or be sued under that name, which name (and the word "Trust" wherever herein used) shall refer to the Trust as a separate legal entity, and shall not refer to the Trustees, officers, agents, employees or Holders. If the Trustees determine that the Trust's use of such name is not advisable, the Trustees may adopt such other name for the Trust as they deem proper and the Trust may hold its property and conduct its activities under such other name. Any name change shall become effective upon the execution by a majority of the then Trustees of an instrument setting forth the new name and the filing of a certificate of amendment under the Act. Any such instrument shall have the status of an amendment to this Declaration.

Dated as of July 13, 2001

                                                /s/ Douglas D. Peabody
                                          --------------------------------------
                                          Name: Douglas D. Peabody, Trustee